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                               AMENDMENT NO. 1 TO
                         TRIARC BEVERAGE HOLDINGS CORP.
                             1997 STOCK OPTION PLAN


                  Amendment No. 1, dated as of May 17, 1999 ("Amendment"), to the Triarc Beverage Holdings Corp. 1997 Stock Option Plan (the "Plan").

                  1. Section 12 of the Plan is hereby amended by adding the following at the end of such section:

         "Notwithstanding the above, if an adjustment cannot be made pursuant to the preceding sentence in a manner which completely preserves the benefits of outstanding Options without, in the opinion of the Committee, significantly adversely affecting the Company or its stockholders (for example, by causing the Plan to be accounted for as a variable plan or by substantially diluting the interests of holders of Shares), then the Committee may (i) adjust outstanding Options pursuant to the preceding sentence to the maximum extent practicable without, in the opinion of the Committee, significantly adversely affecting the Company or its stockholders and (ii) award Optionees other forms of cash-based or other compensation to make up (but do no more than make up) for any benefits lost pursuant to the adjustment described in clause (i) of this sentence including, but not limited to, cash payments based wholly or partially on the value of Shares. Any cash-based compensation awarded pursuant to clause (ii) of the preceding sentence shall provide Optionees with the right to receive a specific cash payment with respect to, but separate from, such Option. Such payment shall be made at the time of the sale to the Company of the Shares received from the exercise of the Option, if such sale occurs prior to the initial public offering of Shares (the "IPO"). If the IPO occurs prior to such sale, then such payment shall be made (i) at the IPO, with respect to an Option which was exercised prior to the IPO, and (ii) at the time of exercise of an Option, if such exercise occurs on or after the IPO. Notwithstanding the preceding three sentences, the cash payment will be made only (A) to an optionee when such payment would not be subject to the deduction limitations of section 162(m) of the Code and (B) if (x) the price at which the Shares are purchased by the Company, (y) the IPO price (with respect to Shares acquired through the exercise of Options prior thereto and not theretofore sold to the Company) or (z) the fair market value of the Shares at the time of exercise of the Option subsequent to the IPO (whichever event triggers the payment obligation) is greater than (a) the exercise price of applicable Option less (b) the amount of the cash payment."




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                                                                               2

                  2. Except as amended above, the provisions of the Plan are hereby confirmed and shall remain in full force and effect.

                  3. This Amendment shall have effect as and from May 17, 1999.

                  IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed this 17th day of May, 1999.


                                            TRIARC BEVERAGE HOLDINGS CORP.


                                            By:   /s/ John L. Barnes, Jr.
                                                --------------------------------
                                                Name:  John L. Barnes, Jr.
                                                Title: Executive Vice President